Exhibit 99.(a)(1)(I)

COHERENT, INC.

April 8, 2008

Print Confirmation of Election

Name:	Employee ID:

Your Election information has been recorded as follows:

Plan	Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of Coherent Common Stock on Actual Grant Date	Cash Payment
$
$
$
$
$
$

If you have exercised any of the options or portions of the options listed above, those options to the extent exercised are no longer eligible options.  Your election with respect to such options to the extent exercised will not be respected and you will not be entitled to any cash payment with respect to such options to the extent exercised.

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy.  This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed “Election Confirmation Statement” after your submission.  If you do not receive a confirmation email within two business days after your submission, please forward a copy of your printed Confirmation Statement via email to 409AOffer@coherent.com.  Should you have any questions, please feel free to email to the Coherent Tender Offer Help Desk at 409AOffer@coherent.com or by phone at (408) 817-5900.

Stock options which are eligible to be amended under the offer will remain subject to adverse tax consequences under Section 409A until the close of the offer and the amendment of such options after that close date.  Therefore, if you exercise any eligible options prior to the amendment of those eligible options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.  Note that accepting the offer is not enough to have your options amended, the offer has to close and Coherent has to accept the eligible options for them to be amended.  If you exercise any eligible options prior to receiving notification from Coherent that they have been amended, you will have adverse tax consequences.

PRINT CONFIRMATION	LOGOUT	RETURN TO MAKE AN ELECTION